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                                                                     EXHIBIT 12

               TRANSAMERICA FIANANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                     Three months ended March 31,
                                                                      1999                  1998
                                                                     (Dollar amounts in millions)



Fixed charges:
         Interest and debt expense                                  $   109.3               $    94.3
         One-third of rental expense                                      5.6                     6.5
                                                                    ---------               ---------
Total                                                               $   114.9               $   100.8
                                                                    =========               =========

Earnings:
         Net income                                                 $    24.4               $    27.5
         Provision for income taxes                                      18.1                    14.2
         Fixed charges                                                  114.9                   100.8
                                                                    ---------               ---------
Total                                                               $   157.4               $   142.5
                                                                    =========               =========

Ratio of earnings to fixed charges                                       1.37                    1.41
                                                                         ====                    ====
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